UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2003

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)
Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 358-8000

Item 12. Results of Operations and Financial Condition.

On October 30, 2003, Independence Holding Company issued a press release announcing financial results for the quarter ended September 30, 2003, a copy of which is attached as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY
/s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	October 30, 2003

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY                                                                                                                                                               CONTACT: TERESA A. HERBERT

96 CUMMINGS POINT ROAD                                                                                                                                                                                                                   (203) 358-8000

STAMFORD, CONNECTICUT 06902                                                                                                                                                                           www: Independenceholding.com

NASDAQ - INHO

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES 2003 THIRD QUARTER AND RECORD NINE MONTHS RESULTS

Stamford, Connecticut, October 30, 2003. Independence Holding Company ("IHC") (NASDAQ: INHO) today reported 2003 third quarter and record nine months results.

Operating Results

Net income increased 8% to $.57 per share, diluted, or $4,493,000 for the third quarter of 2003 from $.53 per share, diluted, or $4,274,000 for the third quarter of 2002. Net income from operations (excluding net securities gains and losses) increased 12% in the three months ended 2003 to $.58 per share, diluted, or $4,598,000 compared to $.52 per share, diluted, or $4,173,000 for the third quarter of 2002. Revenues increased 1% to $47,595,000 from $46,986,000.

Net income increased 14% to $1.75 per share, diluted, or $13,888,000 for the nine months ended 2003 from $1.54 per share, diluted, or $12,316,000 for the nine months ended 2002. Net income from operations increased 14% in the nine months ended 2003 to $1.71 per share, diluted, or $13,545,000 compared to $1.50 per share, diluted, or $12,006,000 for the nine months ended 2002. Revenues increased 4% to $138,171,000 from $132,611,000.

Chief Executive Officer's Comments

Roy T. K. Thung, Chief Executive Officer, commented, "We are pleased to report that net income from operations increased 12% per share for the third quarter of 2003 compared to the 2002 third quarter, and we achieved a record book value of $21.28 per share. We are continuing to expand our distribution network and grow our in-force business, while maintaining favorable loss ratios. Our 32% owned affiliate, American Independence Corp. (NASDAQ: AMIC), has reported an 8% sequential increase in net income from operations for its third quarter of operations as an insurance holding company, and AMIC has indicated that it remains optimistic about its future results. For these reasons, your management remains quite optimistic as to IHC's operating results for the remainder of this year."

Stockholders' Equity/Book Value

IHC's book value per share increased at September 30, 2003 to $21.28 per share from $20.99 per share at June 30, 2003. IHC marks-to-market all of its fixed income securities; as a result, interest rate changes impact, positively and negatively, stated stockholders' equity.

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc. Standard Life markets medical stop-loss, long-term and short-term disability, group life and managed health care products. Madison Life sells group life and disability, medical stop-loss, credit life and disability and individual life insurance.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with the Securities and Exchange Commission.

INDEPENDENCE HOLDING COMPANY

THIRD QUARTER REPORT

SEPTEMBER 30, 2003

(In thousands except per share data)
	Three Months Nine Months
	Ended Ended
	September 30, September 30,
	2003	2002	2003	2002

Revenues	$47,595	$46,986	$138,171	$132,611

Net Income:
Net income from operations (excluding
net securities (losses) gains)	$4,598	$4,173	$13,545	$12,006
Net securities (losses) gains	(105)	101	343	310

Net income	$4,493	$4,274	$13,888	$12,316

Basic Income Per Common Share:
Net income from operations (excluding
net securities (losses) gains)	$.59	$.54	$1.74	$1.54
Net securities (losses) gains	(.01)	.01	.05	.04

Net income	$.58	$.55	$1.79	$1.58

Weighted average basic common shares	7,728	7,790	7,767	7,788

Diluted Income Per Common Share:
Net income from operations (excluding
net securities (losses) gains)	$.58	$.52	$1.71	$1.50
Net securities (losses) gains	(.01)	.01	.04	.04

Net income	$.57	$.53	$1.75	$1.54

Weighted average diluted common
shares	7,910	8,025	7,918	8,015

NOTES:

Net income from operations consists of net income excluding after-tax securities gains and losses. The Company excludes after-tax securities gains and losses, as fluctuations in such items reflect changes in interest rates and the timing of security sales, and therefore are not always indicative of the Company's core insurance operations.

As of September 30, 2003, there were 7,729,388 common shares outstanding, net of treasury shares.